EXHIBIT 10.56

Midland Cogeneration Venture
Limited Partnership
Amended Senior Management Incentive Plan

1.	Purpose: The purpose of the Senior Management Incentive Plan is to:

•	Provide an equitable and competitive level of compensation that will permit the Midland Cogeneration Venture to attract, retain, and motivate highly competent senior management employees.

•	Provide a financial incentive for senior management employees to achieve superior levels of Company and individual performance and thereby assist in the achievement of MCV goals.

2.	Eligibility: Senior management employees in salary M-1 and above are eligible for participation in the Plan. All participants will receive a pro rata award equal to 1/12 of the amount they would otherwise be entitled to for each full month of employment during the performance year.

3.	Administration: The Senior Management Incentive Plan will be administered by the President and Chief Executive Officer of MCV and the Vice President, Human Resources Communications and Public Affairs under the direction of the MCV Partnership.

4.	Standard Award: The standard award for each senior management employee will be determined by the MCV Organization and Compensation Subcommittee.

5.	Performance Factors and Final Award: Each standard award is converted to a final award based on the degree of achievement in the Company financial performance, the final payout factor for the Employee Incentive Plan and individual performance factors. Individual goals of each participant in this plan are prepared and approved by the President and Chief Executive Officer prior to (or shortly after) the start of a performance year. At the end of the year, or shortly thereafter, each plan participant prepares a written evaluation on their goals and their immediate supervisor establishes an achievement factor on the written evaluation of each participant. Final approval is given by the President and Chief Executive Officer of MCV.

The Employee Incentive Plan payout factor is determined by setting specific performance goals (i.e., plant availability, plant efficiency, cash flow, etc.) at the beginning of each year. At the end of the year, or shortly thereafter, the actual performance results are determined for each performance goal and a weighted payout factor is derived for the Plan.

The Company financial performance factor is determined by calculating the ratio of MCV’s actual net income for the performance year divided by the budgeted net income for the performance year. Where the actual net income equals or exceeds the budgeted net income for the performance year, the Company financial performance factor will be in the range of 1.00 to 1.10. Where the ratio of actual net income divided by the budgeted net income for the performance year is less than .75, no final awards for any plan participant will be made for that specific performance year.

The calculation of the final award for each participant will be computed as follows: % individual goal achievement x Company financial performance factor x Employee Incentive Plan payout factor x standard award % x base salary.

All award calculations are reviewed and approved by the MCV Organization and Compensation Subcommittee.

6.	Payment of Awards: One half of the total award will be paid in cash within 14 days after approval by the MCV Organization and Compensation Subcommittee for the year following the performance year. The amounts required by law to be withheld for income tax and Social Security taxes will be deducted from the award payments.

The second half of the total award will be made during the first week of the following January. This second payment will be credited with sums in lieu of interest from the first day of the month following the month in which the award was granted to the date of payment. The “interest rate” will be equivalent to the prime rate of interest set by Citibank, N.A. compounded quarterly as of the first day of January, April, July, and October of each year during the deferral period. The prime rate in effect on the first day of January, April, July, and October shall be the prime rate in effect for that quarterly period.

Those employees eligible to receive the deferred portion of the award will be regular full-time employees of MCV still actively employed the first normal business day of January one full year after each performance year; those otherwise qualified employees on an approved leave of absence on such date; and, with approval of the President and Chief Executive Officer, those qualified employees whose employment terminated during or after the Performance Year due to:

•	Retirement with Retirement Income or Disability payments under the Pension Plan;

•	Layoff because of changes in Company operations; or

•	Death of the employee.

An employee whose services are terminated for cause during the Performance Year shall not be eligible for any deferred amounts. Any employee who resigns to accept employment elsewhere shall also be ineligible for payment of deferred awards.

If for any reason the Midland Cogeneration Venture Senior Management Incentive Plan should terminate, all deferred awards shall be immediately payable to eligible participants as defined above.

7.	Change of Status During the Performance Year:

a.	New Hire: A newly hired employee may be recommended for a pro rata award based on the percentage of the Performance Year the employee is in the position.

b.	Demotion: No award will be made to an employee who has been demoted during the Performance Year due to performance.

c.	Termination: An employee whose services are terminated during the Performance Year for reasons of misconduct, failure to perform, or other performance-related reasons shall not be considered for an award. If the termination is due to other reasons such as reorganization and the termination is not due to a fault of the employee, the employee may be considered for a pro rata award.

d.	Resignation: An employee who resigns to accept employment elsewhere (including self-employment) will not be considered for an award. If the resignation is due to other reasons (i.e., ill health in the immediate family), the employee may be considered for a pro rata award.

e.	Death, Disability, Retirement, and Leave of Absence: An employee whose status as an active employee is changed during the Performance Year for any of the reasons cited may be considered for a pro rata award.

8.	Impact on Benefit Plans: Payments made under the Plan will not be considered as earnings for purposes of the Pension Plan, Savings Plan, insurance plans, or any other employee benefit.

9.	Termination or Amendment of the Plan: Midland Cogeneration Venture at any time may in writing terminate or amend the Plan.

3